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                                     FORM OF

                              AMENDED AND RESTATED

                          EXPENSE LIMITATION AGREEMENT


         THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT is made as of the 1st day of March, 2000 by and between CDC MPT+ FUNDS, a Delaware business trust (the "Trust"), on behalf of the U.S. Core Equity Fund, Aggressive Equity Fund and Global Independence Fund (each a "Fund" and collectively the "Funds"), and CDC Investment Management Corporation, a New York corporation (the "Adviser"), with respect to the following:

         WHEREAS, the Adviser serves as each Fund's investment adviser pursuant to an Investment Advisory Agreement dated as of the date hereof (collectively, the "Agreements");

         WHEREAS, the Adviser has voluntarily agreed, under the Agreements, to reimburse expenses so that the expenses (other than management fees, 12b-1 fees, interest, taxes, brokerage and any extraordinary expenses, including litigation expenses) for each of the Funds will not exceed 0.35% of the Fund's average daily net assets; and

         WHEREAS, the Adviser has currently agreed to maintain this expense reimbursement through July 1, 2000;

         WHEREAS, the Trust and the Adviser desire to formalize this voluntary expense reimbursement arrangement and extend the existing agreement for a 12-month period beginning on March 1, 2000.

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to reimburse expenses for a 12-month period beginning on March 1, 2000 to the extent necessary so that the Fund's expenses (other than management fees, 12b-1 fees, interest, taxes, brokerage and any extraordinary expenses) do not exceed 0.35% of the Fund's average daily net assets.

2. Upon the termination of the Investment Advisory Agreement, this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of


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any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of the State of Delaware.

4. This Agreement supersedes the prior Expense Limitation Agreement dated as of March 23, 1999.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.


[SEAL]

                                        CDC MPT+ FUNDS



Attest: _____________________           By: _______________________
Name:                                   Name:
                                        Title:


                                        CDC INVESTMENT MANAGEMENT
                                        CORPORATION



Attest: _____________________           By: _______________________
Name:                                   Name:
                                        Title:



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